
                                                 EXHIBIT 12
                         CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                AND PREFERRED DIVIDEND REQUIREMENTS

                                     Twelve Months Ended
                                           March 31                Year Ended December 31
                                     -------------------   ----------------------------------------
                                          1995    1994      1994    1993    1992    1991     1990
                                        ------   ------    ------  ------  ------  ------  ------
                                                          (dollars in thousands)

Fixed charges, as defined:
 Interest expense                        $8,670   7,031     8,090   7,038   7,478   7,793   $8,374
 Amortization of debt issuance expense      596     578       593     562     402     362      373
                                        -------- -------   ------- ------- ------- ------- --------
   Total fixed charges                    9,266   7,609     8,683   7,600   7,880   8,155    8,747
                                        -------- -------   ------- ------- ------- ------- --------


Earnings, as defined:
 Net earnings                             6,682   7,150     5,760   9,103   4,843   7,651    8,376
 Add (deduct):
  Income taxes                            4,071   4,264     3,505   5,224   2,817   4,206    4,547
  Cumulative effect of change
     in accounting method                  -        -         -      (209)    -       -       -
  Fixed charges                           9,266   7,609     8,683   7,600   7,880   8,155    8,747
                                        -------- -------   ------- ------- ------- ------- --------
   Total earnings                       $20,019  19,023    17,948  21,718  15,540  20,012  $21,670
                                        -------- -------   ------- ------- ------- ------- --------

Ratio of earnings to fixed charges         2.16    2.50      2.07    2.86    1.97    2.45     2.48
                                        -------- -------   ------- ------- ------- ------- --------


Fixed charges and preferred
 dividend requirements:
   Fixed charges                         $9,266   7,609     8,683   7,600   7,880   8,155   $8,747
   Preferred dividend requirements          890     916       898     913     941     229      238
                                        -------- -------   ------- ------- ------- ------- --------
   Total                                $10,156   8,525     9,581   8,513   8,821   8,384   $8,985
                                        -------- -------   ------- ------- ------- ------- --------
Ratio of earnings to fixed charges
 and preferred dividend requirements       1.97    2.23      1.87    2.55    1.76    2.39     2.41
                                        -------- -------   ------- ------- ------- ------- --------